Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
January 11, 2005	Bo Piela	Carol Miceli
	(617) 768-6579	(617) 768-6602

Genzyme Reports Strong Fourth-Quarter Revenue Growth

Expects 2004 Non-GAAP EPS of $1.75-$1.80 and 2005 EPS of $2.08-$2.16

Launches Its First Cancer Treatment Today

CAMBRIDGE, Mass. – Genzyme Corporation (Nasdaq: GENZ) announced today that its revenue increased 23 percent to $591 million in the fourth quarter of 2004, up from $481 million in the same quarter of 2003.  The increase was driven by broad-based growth across the company’s range of products and services.  Revenue for the year was 39 percent greater than in 2003, rising to $2.2 billion from $1.6 billion on strong sales and the addition of new products and businesses.

Genzyme now anticipates non-GAAP earnings of $1.75-$1.80 per share for 2004, which is higher than prior guidance of $1.65-$1.75.  The company raised the estimate because its fourth-quarter performance was stronger than expected and its acquisition of ILEX Oncology Inc. was completed at the very end of the year.  GAAP EPS—the most directly comparable measure—will be lower than the projected non-GAAP EPS because it will reflect amortization, one-time items and dilution from contingent convertible notes.  Genzyme expects to record a charge for in-process research and development in the fourth quarter in connection with the ILEX merger.  It

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also anticipates a charge for costs associated with the exit of certain low-margin businesses, including its generic cyclosporine business.

Genzyme will report audited financial results on February 17.  Preliminary, unaudited figures were reported this afternoon by Chairman and Chief Executive Officer Henri A. Termeer at the JPMorgan 23rd Annual Healthcare Conference in San Francisco.

“It was a great year for Genzyme, culminated by strong top-line growth in the fourth quarter, the completion of the ILEX and IMPATH mergers, the approval of CLOLAR and the acquisition of U.S. sales and marketing rights for Synvisc,” said Mr. Termeer.  “These developments provide tremendous momentum as we start the new year.  Our results in 2004 confirm in a very decisive way the strategy we have pursued to diversify the company so that we are not dependent on one or two products or markets to drive our growth.  Through several transactions last year—and through investments in our products, infrastructure and pipeline—we continued to build the company in a way that will enable us to sustain our growth over the long term.”

Genzyme will provide detailed financial guidance for 2005 on February 17.  The company initially projects 2005 revenue of $2.5-2.7 billion.  It also anticipates non-GAAP earnings of $2.08-$2.16 per share.  GAAP EPS will be lower than the projected non-GAAP EPS because it will reflect amortization, one-time items and contingent convertible securities.

Product Revenues

Genzyme also reported unaudited revenue figures for its major products and services, which are grouped within six areas: Renal, Therapeutics, Biosurgery, Transplant, Diagnostics/Genetics, and Other.

Within the Renal area, fourth-quarter revenue for Renagel® (sevelamer hydrochloride) grew 22 percent to $99 million, up from $82 million in the fourth quarter of 2003.  Revenue includes product sales, royalties and sales of bulk sevelamer.  International sales of Renagel continued to be strong, particularly in Europe and Canada.  For the year, Renagel revenue was $364 million, up 29 percent from $282 million in 2003.  The transition to in-house manufacturing of Renagel, completed last year, continues to contribute to an improvement in the overall gross margin for the company.

Approximately 300,000 patients in 49 countries are currently using Renagel, a phosphate binder for patients with end-stage renal disease on hemodialysis.  Prescription growth in 2004 was driven in part by growing acceptance of the National Kidney Foundation’s Kidney Disease Outcomes Quality Initiative (K/DOQI) guidelines, which established new standards for managing aspects of end-stage renal disease.  Through its Renagel REACH program, Genzyme is working to accelerate access to Renagel for the approximately 30 percent of U.S. dialysis patients who now lack an oral drug benefit and who likely will obtain reimbursement coverage when the Medicare prescription benefit takes effect in 2006.

The company is also preparing for the mid-year release of data from its Dialysis Clinical Outcomes Revisited (D-COR) study, which is examining the difference in morbidity and mortality outcomes for patients receiving Renagel and those receiving calcium-based phosphate binders.  The results will add to a growing body of data on Renagel that includes findings from the Renagel in New Dialysis (RIND) study that support the use of Renagel in patients who are new to hemodialysis.  These findings were presented at the American Society of Nephrology meeting in October.

Total Therapeutics revenue for the fourth quarter was $301 million, a 24 percent increase from $243 million for the same quarter of 2003.  For the year, Therapeutics revenue was $1.1 billion, an increase of 29 percent from the $865 million in 2003.

Sales of Fabrazyme® (agalsidase beta) doubled in the fourth quarter, rising to $64 million from $32 million in the same quarter a year ago.  U.S. sales were $24 million.  Sales outside the United States were $40 million, with $28 million coming from Europe.  Revenue for the year totaled $209 million, compared with $81 million in 2003.  Approximately 1,400 patients in 40 countries are currently treated with Fabrazyme.  Genzyme met recently with the FDA to discuss the successfully completed Phase 4 study of Fabrazyme, which was designed to verify the clinical benefit of the product, an enzyme replacement therapy for patients with Fabry disease.  The company plans to file a BLA supplement with the FDA early this year to obtain labeling changes that incorporate the findings of this study, and it will also provide the study results to regulatory authorities in Europe and certain other regions.  Genzyme released positive top-line results from this study in September, and the full results were presented at three scientific meetings in the fall.

Sales of Cerezyme® (imiglucerase for injection), an enzyme replacement therapy for patients with Type 1 Gaucher disease, were $219 million in the fourth quarter, up 11 percent from $198 million in the fourth quarter of 2003.  For the year, Cerezyme sales increased 14 percent to $839 million, from $739 million for the previous year.  In 2004, Cerezyme sales represented 38 percent of Genzyme’s total revenue, down from 71 percent four years ago, underscoring the benefits of diversification.  Approximately 4,200 patients in 80 countries are currently treated with Cerezyme.

Revenue from sales of Aldurazyme® (laronidase) enzyme replacement therapy for patients with MPS I was $16 million in the fourth quarter, compared with $7 million in the same quarter a year earlier.  For the year, Aldurazyme sales were $43 million, nearly four times greater than $12 million a year ago.  Aldurazyme sales are not included within Genzyme’s revenue because the company is commercializing the product through a joint venture with BioMarin Pharmaceutical Inc.  Approximately 350 patients in 30 countries are currently treated with Aldurazyme.

The marketing authorization application for Myozyme® (alglucosidase alfa), an investigational enzyme replacement therapy for Pompe disease, was accepted last month by the European Medicines Agency.  The agency’s Committee for Human Medicinal Products is expected to issue an opinion on the application by the end of this year, and a decision by the European Commission is anticipated early in 2006.  If approved, Myozyme would become the first treatment available to patients with Pompe disease, a debilitating and often fatal muscle disorder resulting from an inherited enzyme deficiency.  Genzyme plans to submit a marketing application in the United States in the middle of this year, and applications in Japan and other countries will follow the U.S. submission.  Nearly 100 patients in 8 countries are receiving Myozyme in clinical trials, through Genzyme’s expanded access program, or through pre-approval access mechanisms sponsored by governments in certain European countries.

Sales of Thyrogen® (thyrotropin alfa for injection) grew 42 percent in the fourth quarter to $18 million, up from $13 million in the same quarter of 2003.  For the year, Thyrogen sales were $63 million, nearly 50 percent greater than sales of $43 million in 2003.  Thyrogen is indicated for use as a diagnostic tool in the management of patients being tested for the recurrence of well-differentiated thyroid cancer.  Genzyme is pursuing a label expansion that would allow the product to be used in the ablation of remnant thyroid tissue, a therapeutic procedure that patients commonly undergo when being treated for thyroid cancer.  A decision on Genzyme’s European application is expected in the next few months, and a decision on its U.S. application is expected later this year.

Revenue from the Biosurgery unit was $46 million in the fourth quarter, compared with $53 million in the fourth quarter a year ago.  For the year, Biosurgery revenue was $210 million, compared with $119 million in the second half of 2003 following its integration.

Sales of this unit’s leading product, Synvisc® (hylan G-F 20), were $15 million in the fourth quarter, compared with $26 million in the same quarter a year ago.  The decrease reflects a fourth-quarter inventory reduction by Wyeth prior to the January 6 closing of the transaction in which Genzyme bought back the sales and marketing rights for the product in the United States and five European countries.  Going forward, this transaction is expected to have an important impact on Genzyme’s top and bottom lines and its gross margin.  Synvisc is the leading viscosupplementation product for the treatment of pain due to osteoarthritis of the knee in the United States and Canada, and one of the leading products in this category in Europe.  Synvisc is available in more than 60 countries and has significant growth potential.

Revenue from the Transplant unit was $37 million in the fourth quarter, comparable with revenue of $37 million in the fourth quarter of 2003.  For the year, revenue was $151 million.  Genzyme began working in this medical area when it acquired SangStat Medical Corp. near the end of the third quarter of 2003.  Combined sales of Thymoglobulin® (anti-thymocyte globulin, Rabbit) and Lymphoglobuline®

(anti-thymocyte globulin, equine) were $30 million in the fourth quarter, compared with $25 million in the fourth quarter a year earlier.  These products are used in conjunction with immunosuppressant drugs in organ transplant procedures.  Sales were $109 million for the year.

Revenue for Genzyme’s Diagnostics/Genetics business grew 60 percent to $78 million in the quarter, up from revenue of $48 million for the same quarter a year ago.  For the year, revenue for Diagnostics/Genetics was $279 million, 46 percent greater than revenue of $191 million in 2003.  Within this area, fourth-quarter revenue for diagnostic testing services was $55 million, compared with $27 million in the same quarter of 2003, reflecting the integration of the oncology testing business acquired from IMPATH Inc. in May 2004.

Other revenue—including sales of WelChol® (colesevelum hydrochloride),  pharmaceutical intermediates, and oncology products—was $30 million in the fourth quarter, compared with $18 million for the same period of 2003.  For the year, other revenue totaled $82 million, compared with $79 million in the previous year.

Genzyme’s December 20 acquisition of ILEX significantly augmented its existing presence in the oncology field by adding a robust pipeline, a highly-regarded clinical development organization, and an emerging commercial presence that now includes two products: CAMPATH® (alemtuzumab for injection) and CLOLAR™ (clofarabine) for intravenous infusion.

CAMPATH is indicated in the United States for the treatment of B-cell chronic lymphocytic leukemia in patients who have been treated with alkylating agents and have failed fludarabine therapy.  The product is already having a significant impact less than three years after earning U.S. marketing approval and is now being evaluated in a number of clinical trials to potentially expand its use in cancer and in other disease areas, including multiple sclerosis.

CLOLAR is now commercially available, just two weeks after it received accelerated approval from the FDA for the treatment of children with refractory or relapsed acute lymphoblastic leukemia (ALL) after at least two prior regimens.  The product is the first new leukemia treatment approved specifically for children in more than a decade.  ALL is the most common form of pediatric leukemia, and children who do not respond to initial therapy—or who relapse—have a very poor survival prognosis.  An estimated 3,400 new cases of pediatric acute leukemia will be diagnosed in the United States this year.  Genzyme anticipates that there are about 500-1,000 new patients per year for the approved indication.  The company is committed to continue post-marketing evaluation of CLOLAR in pediatric ALL and has submitted a pediatric development plan that includes further study of CLOLAR in combination with existing therapies.  The potential use of CLOLAR goes well beyond children. Genzyme is currently exploring the product’s use in adults with leukemia and solid tumors, and several investigator-sponsored studies are already underway.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Founded in 1981, Genzyme has grown from a small start-up to a diversified enterprise with annual revenues exceeding $2 billion and nearly 7,000 employees in locations spanning the globe.  With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields as well as heart disease and other areas of unmet medical need.

This press release contains forward-looking statements, including statements regarding fiscal year 2004 and 2005 non-GAAP earnings and unaudited revenue estimates, expected Medicare reimbursement for Renagel, plans to seek an expanded label for Fabrazyme, the expected timing of a response from European regulatory authorities regarding the Myozyme marketing authorization application, submission of Myozyme marketing authorization applications in the US, Japan and other countries and the timing thereof, the estimated timing of the decision on Genzyme’s US and EU applications to expand Thyrogen’s label, Synvisc’s growth potential and the expected financial impact of the purchase of Synvisc sales and marketing rights from Wyeth, the estimated market potential for CLOLAR in ALL and potential growth into new indications, as well as other statements regarding Genzyme’s future performance and strategy. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecast in these forward-looking statements. These risks and uncertainties include, among others, Genzyme’s ability to successfully complete preclinical and clinical development of our products and services, including Myozyme; Genzyme’s ability to expand the use of current products in existing and new indications; Genzyme’s ability to maintain and obtain regulatory approvals for products and services; Genzyme’s ability to successfully identify and market to new patients; the scope of third-party reimbursement coverage for Genzyme’s products and services; Genzyme’s ability to successfully expand its sales and marketing teams in existing and new markets; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner; Genzyme’s ability to effectively manage inventory levels; changes in legislation and regulations affecting the sale of Genzyme’s products and services; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Factors Affecting Future Operating Results” in Genzyme’s Quarterly Report on Form 10-Q for the period ended September 30, 2004.  Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of January 11, 2004, and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Renagel®, Fabrazyme®, Cerezyme®, Thyrogen®, Synvisc® and Myozyme® are registered trademarks of Genzyme Corporation. Thymoglobulin® and Lymphoglobuline® are registered trademarks of SangStat Medical Corporation. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.  CAMPATH® is a registered trademark and CLOLAR is a trademark of ILEX Products, Inc. or its subsidiaries.  All rights reserved.

Webcast Information

Mr. Termeer’s presentation at the JPMorgan 23rd Annual  Healthcare Conference will be Webcast live on Genzyme’s Web site on Jan. 11 at 6:30 PM ET at http://www.genzyme.com/corp/investors/inv_home.asp.    A replay of the presentation will be available immediately and a replay of the subsequent breakout session will be available on Genzyme’s Web site within 24 hours.   Both replays will be available until January 25, 2005.

Upcoming Events

Genzyme Corporation will host a conference call on Feb. 17 at 11 am ET to discuss fourth quarter and full year 2004 financial results and financial guidance for 2005.  If you would like to access the call, please dial (719) 457-2642; no password is necessary. This conference call will also be Webcast at http://www.genzyme.com/corp/investors/events home.asp.

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Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.